SECOND AMENDMENT
TO THE
EMPLOYMENT AGREEMENT
BETWEEN FOSTER WHEELER LTD. AND JOHN T. LA DUC

WHEREAS, Foster Wheeler Ltd. (“Foster Wheeler”) entered into an Employment Agreement (the “Agreement”) with John T. La Duc (“Executive”) dated as of April 14, 2004;

WHEREAS, the parties entered into a First Amendment of the Agreement, dated as of October 6, 2006;

WHEREAS, the parties each desire to extend the term of the Agreement through August 13, 2007; and

WHEREAS, the parties each desire to increase the annual incentive bonus target opportunity to 70% of base commencing January 1, 2007;

NOW, THEREFORE, in consideration of the foregoing, it is mutually agreed that the Agreement is amended in the following particulars, all effective as of the date of this Second Amendment:

1. By deleting Section 2 of the Agreement and replacing it with the following:

The term of the Executive’s employment under this Agreement (the “Term”) shall commence on April 14, 2004 (the “Effective Date”), and shall end on the earlier of (i) August 13, 2007, or (ii) the date on which the Term is terminated pursuant to Section 4 below.

2. By replacing Section 3.2.1 of the Agreement and replacing it with the following:

Executive shall be eligible to participate, as determined by the Compensation Committee of the Board, in the Company’s annual incentive program as in effect from time to time for executives at the Executive’s level. Effective January 1, 2007, the Executive’s participation will be such that he shall be eligible for an annual incentive bonus at a target opportunity of seventy percent (70%) of Base Salary (up to a maximum of one hundred forty percent (140%) of Base Salary) based upon whether, and the extent to which, he has achieved certain business objectives established by the Chief Executive Officer. The actual amount of any annual incentive bonus shall be determined by and in accordance with the terms of the Company’s annual incentive program as in effect from time to time, and the Executive shall have no absolute right to an annual incentive bonus in any year.

The Executive shall be eligible to receive an annual incentive bonus for 2007 on the terms set forth above but on a pro-rata basis calculated based upon the number of days he is employed by Foster Wheeler in 2007. For the avoidance of doubt, other than receiving a pro-rata award, the Executive’s annual incentive bonus for 2007 shall be calculated using the same methodology as used for other executives at Executive’s level. Any pro-rata bonus for 2007 shall be paid to the Executive when corresponding bonuses are paid to other executives at Executive’s level.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of this 30th day of January, 2007.

JOHN T. LA DUC		FOSTER WHEELER LTD.

/s/ John T. La Duc	By:	/s/ Raymond J. Milchovich
Raymond J. Milchovich Chairman, President and Chief Executive Officer